REGAL REXNORD CORPORATION
SIGNIFICANT SUBSIDIARIES
AS OF
DECEMBER 31, 2022

Significant Subsidiary	State/Country of Incorporation
Arrowhead Systems, LLC	Wisconsin
Cambridge International, Inc.	Delaware
Centa MP Shanghai Co Ltd	China
Centa-Antriebe Kirschey GmbH	Germany
EuroFlex Transmissions (India) Private Limited	India
Land Newco, Inc.	Delaware
Regal Beloit America, Inc.	Wisconsin
Regal Beloit (Wuxi) Co., Ltd.	China
Regal Switzerland Manufacturing GmbH	Switzerland
Rexnord Canada Ltd	Canada
Rexnord FlatTop Europe B.V.	the Netherlands
Rexnord FlatTop Europe Srl	Italy
Rexnord Industries LLC	Delaware
Rexnord Kette GmbH	Germany